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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          DAYTON SUPERIOR CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                             [DAYTON SUPERIOR LOGO]

                          DAYTON SUPERIOR CORPORATION
                    7777 Washington Village Drive, Suite 130
                               Dayton, Ohio 45459
                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 12, 1999
                               ------------------

To the Shareholders of
Dayton Superior Corporation:

     NOTICE HEREBY IS GIVEN that the 1999 Annual Meeting of Shareholders of Dayton Superior Corporation will be held at the Dayton Marriott Hotel, 1414 South Patterson Boulevard, Dayton, Ohio, at 9:30 a.m., EDT, on Wednesday, May 12, 1999 for the purpose of considering and voting upon:

          1. Election of six directors for a one-year term.

          2. Transaction of such other business as properly may come before the meeting or any adjournments thereof.

     The close of business on March 18, 1999 has been fixed as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment.

     Please complete, date, sign and return the enclosed proxy in the envelope provided. Your prompt response will be appreciated.

                                           By Order of the Board of Directors,
                                           /s/ Douglas L. Good
                                           Douglas L. Good
                                           Secretary

Dayton, Ohio
April 6, 1999

                             [DAYTON SUPERIOR LOGO]

                          DAYTON SUPERIOR CORPORATION
                    7777 WASHINGTON VILLAGE DRIVE, SUITE 130
                               DAYTON, OHIO 45459
                               ------------------

                                PROXY STATEMENT
                                      FOR
                      1999 ANNUAL MEETING OF SHAREHOLDERS
                               ------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Dayton Superior Corporation, an Ohio corporation (the "Company"), of proxies to be used at the Annual Meeting of Shareholders to be held on May 12, 1999 and any adjournments thereof. This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders on or about April 6, 1999.

     Holders of record of the Class A Common Shares, without par value ("Common Shares"), of the Company on March 18, 1999 will be entitled to vote at the meeting. On that date there were 5,945,130 Common Shares outstanding. The holders of the Common Shares are entitled to one vote per share, with respect to any matter submitted to a vote of the shareholders. The holders of the Common Shares do not have cumulative voting rights.

     All Common Shares represented by properly executed proxies in the accompanying form received by the Company in sufficient time to permit examination and tabulation before a vote is taken will be voted in accordance with the directions of the shareholder specified on the proxy. IF NO DIRECTIONS HAVE BEEN SPECIFIED BY MARKING THE APPROPRIATE SQUARES ON THE PROXY, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. A shareholder signing and returning the accompanying proxy has the power to revoke it at any time prior to its exercise by delivering to the Company a later dated proxy or by giving notice to the Company in writing or in open meeting but without affecting any vote previously taken.

     The holders of Common Shares entitling them to a majority of the voting power of the Company must be present in person or by proxy at the Annual Meeting to constitute a quorum for conducting business. Shares represented by proxies received by the Company will be counted as present at the Annual Meeting for purposes of determining the existence of a quorum, regardless of how or whether such shares are voted on a specific proposal. Directors will be elected by a plurality of the votes cast, while, under the Company's Code of Regulations, the vote required for approval of any other matter to be considered at the Annual Meeting will be a majority of the shares present in person or by proxy at the meeting. Abstentions and broker non votes are counted as shares present at the meeting for purposes of determining the presence of a quorum and, except in the election of directors, have the effect of a vote against any other matter considered by the shareholders.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors consists of six directors. At the 1999 Annual Meeting, the shareholders will elect six directors to hold office until the next Annual Meeting of Shareholders.

     The six persons who have been nominated for election as directors are William F. Andrews, John A. Ciccarelli, Timothy C. Collins, Matthew O. Diggs, Jr., Matthew M. Guerreiro and Robert B. Holmes, all of whom presently are directors of the Company. It is the intention of the holders of the proxies in the accompanying form to vote for the election of these six nominees, unless authorization to do so is withheld. The holders of the proxies may, in their discretion, vote for substitute nominees in the event that any nominee becomes unable to serve for any reason presently unknown.

                                    NOMINEES

WILLIAM F. ANDREWS

     Mr. Andrews, age 67, has been a director since February 1997. Mr. Andrews has been Chairman of the Board of Scovill Fasteners Inc., a manufacturer of apparel and industrial fasteners, since 1995 and has been Chairman of the Board of Northwestern Steel and Wire Company, a producer of structural steel products and rod and wire products, since November 1998. Mr. Andrews was Chairman of the Board of Schrader-Bridgeport International, Inc., a manufacturer of tire valves and automotive accessories, from 1995 to 1998 and was Chairman, President and Chief Executive Officer of Amdura Corporation (formerly American Hoist & Derrick Co.), a speciality manufacturer, from 1993 until 1995. Mr. Andrews is a director of Black Box Corp., Johnson Controls, Inc., Katy Industries and Navistar International Corporation.

JOHN A. CICCARELLI

     Mr. Ciccarelli, age 59, has been President of the Company since 1989 and has been Chief Executive Officer and a director of the Company since 1994.

TIMOTHY C. COLLINS

     Mr. Collins, age 42, has been a director of the Company since 1991 and was Chairman of the Board of Directors from June 1994 until December 1995. Mr. Collins is Senior Managing Director and Chief Executive Officer of Ripplewood Holdings L.L.C., a private holding company formed by him in October 1995 ("Ripplewood"). From February 1990 to October 1995, Mr. Collins was a Senior Managing Director of Onex Investment Corp. (New York), a management company for the United States investments of Onex Corporation, an Ontario corporation listed on the Toronto and Montreal Stock Exchanges. Mr. Collins also is a director of Danielson Holding Corp. and several privately-held companies.

MATTHEW O. DIGGS, JR.

     Mr. Diggs, age 66, has been a director of the Company since October 1995 and non-executive Chairman of the Board of Directors since December 1995. Mr. Diggs has been Chief Executive Officer of The Diggs Group, a private investment firm, since 1990. Mr. Diggs also has been the non-executive Chairman of Ripplewood since its inception in October 1995. From 1991 to 1994, Mr. Diggs was Chairman of The Delfield Company, a manufacturer of food service equipment. Mr. Diggs also is a director of Helix Technologies Corporation and Tower Automotive, Inc.

MATTHEW M. GUERREIRO

     Mr. Guerreiro, age 42, has been a director of the Company since February 1994. Mr. Guerreiro has been a Managing Director of Salomon Smith Barney, Inc., an investment banking firm, since September 1997. From October 1995 until September 1997, Mr. Guerreiro was a principal of Ripplewood, and from August 1992 to October 1995, he was a principal in the New York office of Onex Investment Corp. (New York).

ROBERT B. HOLMES

     Mr. Holmes, age 67, has been a director of the Company since March 1996. Mr. Holmes is a director of Mitsubishi International Corporation, an advisory director of Ripplewood and a principal of the Lens Fund, a private investment company.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

     There were ten meetings of the Board of Directors during 1998. The committees of the Board of Directors are the Executive Committee (consisting of Messrs. Ciccarelli (Chairman), Collins and Diggs), which did not meet in 1998; the Audit Committee (consisting of Messrs. Andrews, Diggs and Holmes (Chairman)), which held three meetings in 1998; and the Compensation and Benefits Committee (consisting of Messrs. Collins, Diggs (Chairman) and Guerreiro), which held four meetings in 1998. The Board of Directors does not have a Nominating Committee or other committee with a similar function.

     The Executive Committee may exercise any of the authority of the Board of Directors (except as to certain matters that are not delegable) between meetings of the Board. In practice, the Executive Committee would act only in special situations.

     The Audit Committee recommends annually to the Board of Directors for its approval the engagement of the independent public accountants, verifies and assures their independence, reviews the professional services they provide, reviews the fees charged for audit and non-audit services, reviews the broad scope of the internal and external audit programs, and reviews with the independent public accountants, at the completion of their audit, the Company's financial statements and matters relating to the audit. The Committee reports its findings and recommendations to the Board of Directors.

     The Compensation and Benefits Committee is responsible for assuring that the officers and key management of the Company are effectively compensated in terms of salaries, incentive compensation and benefits which are internally equitable and externally competi-tive. The Compensation and Benefits Committee is responsible for setting the compensation of the executive officers.

     Directors who are not employees of the Company or Ripplewood receive for service as a director an annual retainer of $20,000 plus an additional $2,000 for each committee of the Board of Directors of which the director serves as chairman (a total of $50,000, in the case of the Chairman of the Board) payable in Common Shares and an annual grant of an option to purchase 2,000 Common Shares at an exercise price per share equal to the fair market value of a Common Share on the grant date. These directors also receive a cash fee in the amount of $500 for each meeting of the Board of Directors or committee of the Board of Directors attended. Directors who are also employees of the Company or Ripplewood receive no additional remuneration for serving as directors.

     During 1998, each director attended at least 85% of the meetings of the Board of Directors and the committees on which he served.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     During 1998, the Compensation and Benefits Committee of the Board of Directors consisted of Matthew O. Diggs, Jr. (Chairman), Matthew M. Guerreiro, and Timothy C. Collins. Messrs. Collins and Diggs are the Senior Managing Director and Chief Executive Officer and the non-executive Chairman of the Board, respectively, of Ripplewood.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company and owners of more than 10% of the outstanding Common Shares to file an initial ownership report with the Securities and Exchange Commission and the New York Stock Exchange and a monthly or annual report listing any subsequent change in their ownership of Common Shares. Copies of these reports also must be furnished to the Company.

     Based solely upon a review of copies of the forms filed under Section 16(a) and furnished to the Company and written representations from reporting persons, the Company believes that all filing requirements applicable to such reporting persons with respect to 1998 were complied with, except that Raymond Bartholomae reported late the purchase of 1,300 Common Shares and Mario Catani reported late the sale of 1,000 Common Shares.

                           OWNERSHIP OF COMMON SHARES

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is information as of February 22, 1999 with respect to Common Shares of the Company beneficially owned by each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group.

                                                                NUMBER OF
                                                              COMMON SHARES           % OF
                                                         BENEFICIALLY OWNED AS OF    COMMON
                  INDIVIDUAL OR GROUP                      FEBRUARY 22, 1999(1)     SHARES(1)
                  -------------------                    ------------------------   ---------
William F. Andrews(2)..................................            8,821                  *
Raymond E. Bartholomae(3)..............................            4,800                  *
John A. Ciccarelli(4)..................................          186,500                3.1%
Timothy C. Collins(5)..................................           48,781                  *
Michael C. Deis, Sr. (6)...............................           26,950                  *
Matthew O. Diggs, Jr.(7)...............................          134,728                2.3%
Matthew M. Guerreiro(8)................................            5,082                  *
Robert B. Holmes(9)....................................           11,323                  *
Alan F. McIlroy(10)....................................           22,150                  *
James C. Stewart(11)...................................           26,950                  *
Directors and Executive Officers As a Group
  (16 persons)(12).....................................          568,421                9.1%

---------------

* Signifies less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes sole or shared voting or investment power with respect to the shares. Includes the number of Common Shares subject to outstanding options exercisable within 60 days. Unless otherwise indicated, voting and investment power are exercised solely by each individual and/or a member of his household. Based on a total of 5,950,643 Common Shares outstanding on February 22, 1999.

 (2) Includes 4,000 Common Shares which may be acquired upon the exercise of stock options.

 (3) Includes 2,000 Common Shares which may be acquired upon the exercise of stock options.

 (4) Includes 149,000 Common Shares which may be acquired upon the exercise of stock options.

 (5) Consists of Common Shares held by the Ripplewood Foundation.

 (6) Includes 20,600 Common Shares which may be acquired upon the exercise of stock options.

 (7) Includes 125,000 Common Shares owned by EJJM, an Ohio limited partnership, a family limited partnership of which Mr. Diggs is a general partner. Also includes 4,000 Common Shares which may be acquired upon the exercise of stock options.

 (8) Includes 3,333 Common Shares which may be acquired upon the exercise of stock options.

 (9) Includes 4,000 Common Shares which may be acquired upon the exercise of stock options.

(10) Includes 20,750 Common Shares which may be acquired upon the exercise of stock options.

(11) Includes 20,600 Common Shares which may be acquired upon the exercise of stock options.

(12) Includes 276,919 Common Shares which may be acquired by directors and executive officers upon the exercise of stock options.

PRINCIPAL SHAREHOLDERS

     Set forth below is certain information about the only shareholders known by the Company to be a beneficial owner of more than 5% of the outstanding Common Shares of the Company as of the most recent practicable date prior to the date of this Proxy Statement.

                                                                NUMBER OF
                                                              COMMON SHARES     % OF
                                                              BENEFICIALLY     COMMON
                      NAME AND ADDRESS                            OWNED       SHARES(1)
                      ----------------                        -------------   ---------
Skyline Asset Management, L.P.(2)                                538,800         9.1%
  31 South Wacker Drive
  Suite 4500
  Chicago, Illinois 60606
Brinson Partners, Inc.(3)                                        528,100         8.9%
  UBS AG
  209 South LaSalle
  Chicago, Illinois 60604-1295
FMR Corp.(4)                                                     482,670         8.1%
  82 Devonshire Street
  Boston, Massachusetts 02109
Jeffrey L. Gendell(5)                                            300,100         5.0%
  Tontine Partners, L.P.
  Tontine Management, L.L.C.
  Tontine Overseas Associates, L.L.C.
  200 Park Avenue, Suite 3900
  New York, New York 10166

---------------

(1) Based on a total of 5,950,643 Common Shares outstanding on February 22,
    1999.

(2) As reported in an Amendment to Schedule 13G dated February 16, 1999 filed with the Securities and Exchange Commission by Skyline Asset Management, L.P., a registered investment adviser, with respect to Common Shares held by its clients. Skyline Asset Management, L.P. reported shared voting and dispositive power with respect to 538,800 Common Shares.

(3) As reported in Amendment No. 2 to Schedule 13G dated February 3, 1999 filed with the Securities and Exchange Commission jointly by Brinson Partners, Inc. and UBS AG (Bahnhofstrasse 45, 8021, Zurich, Switzerland) with respect to 528,100 Common Shares held by Brinson Partners, Inc., a registered investment advisor. Brinson Partners, Inc. is an indirect wholly-owned subsidiary of UBS AG, a bank. They reported shared voting and dispositive power with respect to all 528,100 Common Shares.

(4) As reported in Amendment No. 1 to Schedule 13G dated February 1, 1999 filed with the Securities and Exchange Commission jointly by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson with respect to 287,770 Common Shares as to which Fidelity Management & Research Company, a registered investment adviser and wholly-owned subsidiary of FMR Corp., has sole dispositive power as a result of acting as investment adviser to various registered investment companies and 194,900 Common Shares as to which Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., has sole voting and dispositive power as a result of acting as investment manager of certain institutional accounts.

(5) As reported in Amendment No. 1 to Schedule 13G dated February 1, 1999 filed with the Securities and Exchange Commission jointly by Tontine Partners, L.P., Tontine Management, L.L.C., Tontine Overseas Associates, L.L.C. and Jeffrey L. Gendell, with respect to 120,000 Common Shares owned by Tontine Partners, L.P. as to which Tontine Partners, L.P. and Tontine Management, L.L.C., its general partner, have shared voting and dispositive power, and 180,100 Common Shares owned by Tontine Overseas Fund, Ltd., of which Tontine Overseas Associates, L.L.C. serves as investment manager and has shared voting and dispositive power. The report states that Jeffrey L. Gendell is the Managing Member of Tontine Management, L.L.C. and of Tontine Overseas Associates, L.L.C. and, in that capacity, directs their operations and has shared voting and dispositive power with respect to all 300,100 Common Shares owned by Tontine Partners, L.P. and Tontine Overseas Fund, Ltd.

                      REPORT OF COMPENSATION AND BENEFITS
                      COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation and Benefits Committee of the Board of Directors (the "Compensation Committee") consists of three directors, none of whom are employed by the Company. The Compensation Committee has broad responsibility for assuring that the officers and key management of the Company are effectively compensated in terms of salaries, incentive compensation and benefits which are internally equitable and externally competitive. The Compensation Committee is responsible for setting the compensation of the executive officers.

BASE SALARIES

     The Compensation Committee's primary objective in establishing base salaries is to provide salaries that are competitive with similar positions in comparably-sized manufacturing companies. For purposes of making this determination, the Compensation Committee relies upon national survey information and proxy statement data with respect to a peer group of such companies (which is not comparable to the peer group used for purposes of the Performance Graph included elsewhere in this Proxy Statement). The survey information and proxy statement data are provided by compensation consultants retained by the Company who select the peer group and use both publicly-available and private surveys available to them to develop such information. In seeking to provide what the Compensation Committee believes is competitive compensation for the executive officers, it has set base salaries which have tended to be near the median for the peer group.

The Compensation Committee annually reviews the base salaries of the executive officers and, within the foregoing framework, may adjust individual base salaries based on changes in the peer group, individual performance and the effects of inflation.

ANNUAL INCENTIVE BONUSES

     The annual incentive bonus component of each executive officer's compensation is determined in accordance with the Company's Manager Incentive Program. The participants in the program (other than the President of the Company) are selected by the President with the approval of the Compensation Committee and, in 1998, all executive officers participated in the program. Prior to the beginning of each year, the President recommends to the Compensation Committee for approval a targeted incentive award (expressed as a percentage of base salary) for each participant in the program other than himself. For 1998, the targeted incentive bonus for each of the named executive officers other than Mr. Ciccarelli was 50% of the officer's base salary. In approving the targeted incentive bonus percentage, the Compensation Committee seeks to provide combined cash compensation (base salary and incentive bonus opportunity) that, if the incentive bonus targets are achieved, will be competitive with similar positions in the peer group. Based on the survey information provided by the Company's compensation consultants, the combined cash compensation of the executive officers has tended to be near the median of the peer group.

     Each individual's incentive bonus for 1998 was based on up to three independent components (with the allocation among the components being based on the individual's position and responsibilities): the degree to which the Company as a whole achieved a specified financial target; the degree to which the executive's product division (concrete accessories, concrete forming systems, masonry products or paving products), if applicable, achieved specified financial targets; and the degree to which the individual successfully achieved certain identified nonfinancial objectives. The Chief Executive Officer's 1998 incentive bonus was based entirely upon the Company-wide performance component. The incentive bonus for the corporate officers with no divisional responsibilities was based primarily on Company-wide performance, but with individual performance also being a component. The incentive bonus for the officers with divisional responsibilities incorporated all three components, with divisional performance being the largest component and Company-wide performance being the next most significant component.

     The Company-wide financial target was based on the Company achieving targeted consolidated earnings before interest, taxes, depreciation and amortization. The financial targets for the divisional components of the incentive bonuses were based on the division achieving targeted earnings before interest, taxes, depreciation and amortization; improvements in management of working capital; and certain other financial performance, with the first target being the most significant factor. For each of these elements, there was a specified minimum threshold level of performance (below which no incentive bonus was payable), based on 70% of the targeted performance set forth in the Company's business plan; a targeted level of performance (at which the full targeted incentive bonus was payable), based on 100% of the targeted performance set forth in the Company's business plan; and a maximum level of performance (above which there was no further increase in the amount of the incentive bonus), based on 120% of the targeted performance set forth in the Company's business plan. For 1998, the Company and the divisions performed at or near the maximum levels of performance, which resulted in the payment of incentive bonuses which were near the maximum payable under the program.

STOCK OPTIONS

     The Compensation Committee believes that equity-based compensation such as stock options serve to align the long-term interests of the executives and the shareholders by creating a direct link between executive compensation and shareholder return. The Company's executives receive a benefit from stock options only if the Company's stock price appreciates after the date of grant. In 1998, the Committee (with the approval of the Board of Directors) approved a grant of stock options to executives, including all but one of the Company's executive officers, under the Company's 1996 Stock Option Plan and the 1997 Stock Option and Restricted Stock Plan. The exercise price of each option granted in 1998 is $16.81 per share, which was the fair market value of a Common Share on the date of grant. Each option has a term of ten years from the date of grant and becomes exercisable in three approximately annual equal installments, commencing on the first anniversary of the date of grant, although each option also will become exercisable in full upon a "change in control" of the Company. The number of options, if any, to be granted to each executive was based on the Committee's subjective judgment, after receiving a recommendation from the Chief Executive Officer, as to the ongoing contribution made to the Company by each executive. The Committee anticipates that stock options hereafter will be granted periodically to the Company's executives, to the extent sufficient options are available under the Company's option plans.

CHIEF EXECUTIVE OFFICER

     Mr. Ciccarelli's base salary increased to $293,077 in 1998 from $227,692 in 1997. In addition, Mr. Ciccarelli's incentive bonus award under the Manager Incentive Program with respect to 1998 was $275,000. Under the terms of the Company's Manager Incentive Program, Mr. Ciccarelli's targeted incentive bonus is separately determined by the Compensation Committee and is primarily based on the financial performance of the Company as a whole. Mr. Ciccarelli's targeted incentive bonus opportunity for 1998 was 60% of his base salary, or approximately $175,000. As with the other executive officers, the Compensation Committee attempts to establish a combined base salary and bonus opportunity for Mr. Ciccarelli that is competitive with the peer group; however, the Compensation Committee also believes that Mr. Ciccarelli's incentive bonus opportunity should represent a relatively larger percentage of his combined compensation than for the other executive officers. In increasing Mr. Ciccarelli's base salary and determining Mr. Ciccarelli's incentive bonus for 1998, the Compensation Committee considered in particular Mr. Ciccarelli's contributions to the continuing growth in the Company's profitability, the successful completion and integration of significant acquisitions by the Company, including the successful integration of Symons Corporation, the Company's largest acquisition to date, and the Company's record sales and earnings in 1998.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code limits the ability of the Company to deduct compensation paid to a corporation's chief executive officer and four other most highly compensated officers to a maximum of $1,000,000 per executive per year, with certain exceptions. The Compensation Committee has considered the possible impact of this limitation on the cost to the Company of its current compensation plans. The Compensation Committee does not anticipate that any portion of the Company's deduction for employee compensation will be unavailable as a result of Section 162(m) in 1998 or in future years by reason of compensation paid or awarded in 1998. The Compensation Committee intends to review the Company's executive compensation policies on an ongoing basis and propose modifications to those plans as appropriate in order to avoid or minimize any disallowance of deductions under Section 162(m), unless at the time the Compensation Committee believes that compliance with Section 162(m) would not be in the best interests of the Company and its shareholders.

                                 THE COMPENSATION AND BENEFITS COMMITTEE
                                       MATTHEW O. DIGGS, JR., Chairman
                                         TIMOTHY C. COLLINS
                                         MATTHEW M. GUERREIRO

                             EXECUTIVE COMPENSATION

     Information is set forth below with respect to the compensation for services performed for the Company during the fiscal years ended December 31, 1996, 1997 and 1998 for Mr. Ciccarelli and each of the other four most highly compensated executive officers who were serving as executive officers at December 31, 1998.

SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM
                                                                                COMPENSATION
                                                                         --------------------------
                                           ANNUAL COMPENSATION              AWARDS        PAYOUTS
                                    ----------------------------------   -------------   ----------
                                                          OTHER ANNUAL      SHARES       LONG TERM     ALL OTHER
     NAME AND PRINCIPAL              SALARY     BONUS     COMPENSATION    UNDERLYING     INCENTIVE    COMPENSATION
          POSITION           YEAR     ($)        ($)          ($)         OPTIONS (#)    PAYOUTS($)      ($)(1)
     ------------------      ----   --------   --------   ------------    -----------    ----------   ------------
John A. Ciccarelli           1998   $293,077   $275,000           0         15,000(2)        0          $12,800
President and Chief          1997    227,692    160,000           0              0           0            3,000
Executive Officer            1996    194,454    120,000           0              0           0            3,000

Alan F. McIlroy              1998   $191,154   $148,000     $16,202(4)       6,000(2)        0          $10,400
Vice President and           1997     65,856     37,000      39,617(4)      25,000(5)        0                0
Chief Financial Officer(3)

Raymond E. Bartholomae       1998   $173,000   $126,000           0          6,000(2)        0          $ 9,515
Vice President and General
  Manager, Symons(6)

Michael C. Deis, Sr.         1998   $146,154   $129,000           0          6,000(2)        0          $10,400
Vice President and           1997    105,231     60,000           0              0           0            3,166
General Manager,             1996     96,200     53,700           0              0           0            2,016
Dayton/Richmond

James C. Stewart             1998   $146,231   $110,000           0          6,000(2)        0          $10,400
Vice President, Corporate    1997    107,538     60,000     $ 1,600(4)           0           0            3,166
Development                  1996    100,115     55,400           0              0           0            2,176

---------------

(1) For 1998, consists of Company retirement account contributions to the Company's Savings Plan in the amount of $9,600 for Mr. Ciccarelli and $7,200 for each of the other named executive officers and Company matching sec.401(k) contributions to the Savings Plan in the amount of $2,315 for Mr. Bartholomae and $3,200 for each of the other named executive officers. For years prior to 1998, consists only of Company matching sec.401(k) contributions to the Savings Plan.

(2) Options to purchase Common Shares were granted under the Company's 1996 Stock Option Plan and its 1997 Stock Option and Restricted Stock Plan at an exercise price of $16.81 per share, the average of the high and low prices on the date of the grant. The options have a term of ten years and become exercisable in three equal annual installments, commencing on the first anniversary of the date of grant.

(3) Mr. McIlroy was elected an executive officer of the Company on July 17, 1997.

(4) Relocation expense paid by the Company.

(5) Options to purchase 25,000 Common Shares were granted to Mr. McIlroy in July, 1997 under the Company's 1996 Stock Option Plan in connection with Mr. McIlroy's employment by the Company. The options have an exercise price of $12.5625 per share, the average of the high and low prices on the date of the grant, and a term of ten years. The options were exercisable on the date of grant with respect to 12,500 shares and become exercisable with respect to an additional 6,250 shares on the first and second anniversaries of the date of grant.

(6) Mr. Bartholomae was elected an executive officer of the Company on February 26, 1998 following the acquisition of Symons Corporation by the Company in September, 1997.

FISCAL 1998 STOCK OPTION GRANTS

     The following table sets forth information for each of the executive officers named in the Summary Compensation Table with respect to all stock options granted in 1998. The table also shows the hypothetical gains that would exist for the options at the end of their ten year terms, assuming compound rates of stock appreciation of 5% and 10%, respectively. The actual future value of the options will depend on the market value of the Common Shares.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS(1)                  POTENTIAL REALIZABLE
                         ------------------------------------------------      VALUE AT ASSUMED
                           NUMBER     % OF TOTAL                               ANNUAL RATES OF
                         OF SHARES     OPTIONS                                   STOCK PRICE
                         UNDERLYING    GRANTED                                 APPRECIATION FOR
                          OPTIONS         TO       EXERCISE                     OPTION TERM(3)
                          GRANTED     EMPLOYEES      PRICE     EXPIRATION    --------------------
         NAME               (#)        IN 1998     ($/SH)(2)      DATE        5%($)       10%($)
         ----            ----------   ----------   ---------   ----------     -----       ------
John A. Ciccarelli         15,000       20.1%       $16.81       2/28/08     $158,576    $401,862
Alan F. McIlroy             6,000        8.1%       $16.81       2/28/08     $ 63,430    $160,745
Raymond E. Bartholomae      6,000        8.1%       $16.81       2/28/08     $ 63,430    $160,745
Michael C. Deis, Sr.        6,000        8.1%       $16.81       2/28/08     $ 63,430    $160,745
James C. Stewart            6,000        8.1%       $16.81       2/28/08     $ 63,430    $160,745

---------------

(1) The options become exercisable in three equal annual installments, commencing on February 27, 1999. In the event of a change in control (as defined in the Company's option plans), the options will become exercisable in full.

(2) The average of the high and low sale prices on the date the option was granted.

(3) These amounts are calculated in accordance with rules adopted by the Securities and Exchange Commission assuming annual compounding at the specified rates over the term of the options and are not intended to forecast future appreciation of the price of the Common Shares.

FISCAL YEAR-END OPTION VALUES

     The following table sets forth information for each of the executive officers named in the Summary Compensation Table with respect to the number and value of all unexercised options held by them at December 31, 1998. No options were exercised by any of the named executive officers in 1998.

                         FISCAL YEAR-END OPTION VALUES

                                           NUMBER OF SHARES
                                              UNDERLYING             VALUE OF UNEXERCISED
                                        UNEXERCISED OPTIONS AT       IN-THE-MONEY OPTIONS
                                              12/31/98(#)              AT 12/31/98($)(1)
                                       -------------------------   -------------------------
                NAME                   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
                ----                   -------------------------   -------------------------
John A. Ciccarelli...................       144,000/15,000            $2,408,160/$36,600
Alan F. McIlroy......................        18,750/12,250            $  125,391/$56,437
Raymond E. Bartholomae...............              0/6,000            $        0/$14,640
Michael C. Deis, Sr..................         18,600/6,000            $  315,474/$14,640
James C. Stewart.....................         18,600/6,000            $  315,474/$14,640

---------------

(1) Represents the excess of the aggregate closing price on December 31, 1998 of the Common Shares subject to the options over the aggregate option exercise price.

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total return to shareholders on the Company's Common Shares since the completion of the Initial Offering on June 25, 1996 with the cumulative total return of the Russell 2000 Company Group Index and a peer group (the "Peer Group") of construction supply companies consisting of Calmat Co., Gibraltar Steel Corporation, Granite Construction Incorporated, Holophane Corporation, Lafarge Corporation, Olympic Steel, Inc., OM Group, Inc., Simpson Manufacturing Co., Inc., Texas Industries, Inc. and Vulcan Materials Company. The graph depicts the value on December 31, 1998, 1997 and 1996 of a $100 investment made on June 30, 1996 in the Company's Common Shares and the two indices.

            COMPARISON OF CUMULATIVE TOTAL RETURN AMONG THE COMPANY,
                          RUSSELL 2000 AND PEER GROUP

                                                       PEER GROUP                 RUSSELL 2000               DAYTON SUPERIOR
                                                       ----------                 ------------               ---------------
'06/30/96'                                                 100                         100                         100
'12/31/96'                                                  97                         105                         100
'12/31/97'                                                 150                         126                         126
'12/31/98'                                                 179                         122                         148

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP served as the Company's independent public accountants during the year ended December 31, 1998, and the Board of Directors of the Company has selected Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending December 31, 1999. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and to respond to appropriate questions from shareholders.

                                 OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the meeting other than those described above, and no shareholder has informed the Company of any intention to propose any other matter to be acted upon at the meeting. If any other matter should properly come before the meeting, or any adjournment thereof, it is intended that the shares represented by proxies in the accompanying form will be voted by the holders of the proxies in their discretion.

     The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by certain officers, directors, and regular employees of the Company, without extra compensation, by telephone, telegraph, or personal interview. Brokerage houses, banks and other persons will be requested to forward solicitation material to the beneficial owners of shares held of record by such persons.

                             SHAREHOLDER PROPOSALS

     A proposal by a shareholder intended for inclusion in the Company's proxy statement and form of proxy for the 2000 Annual Meeting of Shareholders must, in accordance with applicable regulations of the Securities and Exchange Commission, be received by the Company, at 7777 Washington Village Drive, Suite 130, Dayton, Ohio 45459 on or before December 8, 1999 in order to be eligible for such inclusion. In addition, if any shareholder who intends to propose any other matter to be acted upon at the 2000 Annual Meeting of Shareholders does not inform the Company of such matter on or before February 21, 2000, the persons named as proxies for the 2000 Annual Meeting of Shareholders will be permitted to exercise discretionary authority to vote on such matter even if the matter is not discussed in the proxy statement for that meeting. The 2000 Annual Meeting of Shareholders is presently scheduled to be held on May 11, 2000.

                                           By Order of the Board of Directors,
                                           /s/ Douglas L. Good
                                           Douglas L. Good
                                           Secretary

Dayton, Ohio
April 6, 1999

                          DAYTON SUPERIOR CORPORATION
            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON MAY 12, 1998

The undersigned holder of the Class A Common Shares of DAYTON SUPERIOR CORPORATION, an Ohio Corporation (the "Company"), hereby appoints John A. Ciccarelli, Matthew O. Diggs, Jr. and Robert B. Holmes, and each of them, attorneys of the undersigned, with power of substitution, to vote all of the Class A Common Shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 12, 1999 and at any adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. A VOTE FOR PROPOSAL 1 IS RECOMMENDED. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.


                      (TO BE VOTED AND SIGNED ON REVERSE)

[X] Please mark your votes
    as in this example.


1. ELECTION OF  FOR   WITHHOLD         Nominees:  William F. Andrews       2. In their discretion, upon such other business as may
   DIRECTORS          AUTHORITY                   John A. Ciccarelli          properly come before the meeting or any adjournment
                      to vote for all             Timothy C. Collins          thereof.
                      nominees listed             Matthew O. Diggs, Jr.
                [ ]        [ ]                    Matthew M. Guerreiro
                                                  Robert B. Holmes


FOR, except vote withheld from the following               Receipt is acknowledged of Notice of the above meeting, the Proxy
nominees:                                                  Statement relating thereto and the 1998 Annual Report to Shareholders.

--------------------------------------------
                                                           Please complete, sign, date and return this proxy promptly in the envelope provided, which requires no postage if mailed in the
                                                           United States.



SIGNATURE(S)____________________________  DATE _____________  SIGNATURES(S) __________________________ DATE _________________

NOTE: Shareholders should date this proxy and sign here exactly as name appears above. If shares are held jointly, both owners should sign this proxy. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign.

